Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION (in thousands)

On December 21, 2016, wholly owned subsidiaries of Rising Pharmaceuticals, Inc. (“Rising”), a wholly owned subsidiary of Aceto Corporation (“Aceto”), completed the acquisition of certain generic products and related assets of entities formerly known as Citron Pharma LLC (“Citron”) and its affiliate Lucid Pharma LLC (“Lucid”). Citron is a privately-held New Jersey-based pharmaceutical company focused on developing and marketing generic pharmaceutical products in partnership with leading generic pharmaceutical manufacturers based in India and the United States. Lucid is a privately-held New Jersey-based generic pharmaceutical distributor specializing in providing cost-effective products to various agencies of the U.S. Federal Government including the Veterans Administration and the Defense Logistics Agency. Lucid services 18 national contracts with the Federal Government, nearly all of which have 5-year terms.

At closing, Aceto paid the sellers $270,000 in cash, committed to make a $50,000 unsecured deferred payment that will bear interest at a rate of 5% per annum to the sellers on December 21, 2021 and agreed to issue 5,122 shares of Aceto common stock beginning on December 21, 2019. The product purchase agreement also provides the sellers with a 5-year potential earn-out of up to an additional $50,000 in cash, based on the financial performance of four pre-specified pipeline products that are currently in development. As of December 21, 2016, the Company accrued $2,430 related to this contingent consideration.

The following unaudited pro forma condensed combined financial statements reflect the acquisition of certain generic products and related assets of Citron and Lucid using the purchase method of accounting. The acquisition has been accounted for in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the Company after giving effect to the acquisition. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the operating results or financial position that would have been achieved had the acquisition taken place on the date indicated or the results that may be obtained in the future.

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The unaudited pro forma condensed combined statements of income for the year ended June 30, 2016 and the three months ended September 30, 2016 illustrate the effect of the acquisition as if it had occurred on July 1, 2015. The unaudited pro forma condensed combined statement of income for the year ended June 30, 2016 combines the historical audited consolidated statement of income of Aceto for the year ended June 30, 2016 and Citron’s and Lucid’s historical unaudited statements of income for the twelve months ended June 30, 2016. Citron’s and Lucid’s fiscal year ended on December 31 and, thus, the twelve month period was compiled by combining each quarterly statement of income for each period from July 1, 2015 to June 30, 2016. The unaudited pro forma condensed combined statement of income for the three months ended September 30, 2016 combines the historical unaudited consolidated statement of income of Aceto and the historical unaudited statements of income of Citron and Lucid for the three months ended September 30, 2016. The historical condensed combined financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of the companies. These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Securities and Exchange Commission Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of Aceto. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve, or any additional expenses or costs of integration that we may incur, with respect to the acquisition as such adjustments are not factually supportable at this point in time. The assumptions used to prepare the pro forma condensed combined financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety. No unaudited pro forma combined balance sheet is presented as the assets acquired by the Company from Citron and Lucid and the liabilities of Citron and Lucid assumed by the Company were, to the extent applicable, included in the Company’s condensed consolidated balance sheet as of December 31, 2016 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements for the year ended June 30, 2016 and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016, (ii) the Company’s historical unaudited consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and (iii) the historical audited and unaudited financial statements and notes thereto of Citron and Lucid filed by the Company in its Current Report on Form 8-K dated December 21, 2016.

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ACETO CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Income

For The Year Ended June 30, 2016

(In thousands, except per share amounts)

	Aceto for the year ended June 30, 2016 Historical	Citron for the twelve months ended June 30, 2016 Historical	Lucid for the twelve months ended June 30, 2016 Historical	Pro Forma Adjustments		Pro Forma Combined

Net sales	$558,524	$122,069	$50,507	$-		$731,100
Cost of sales	415,739	78,300	44,098	-		538,137
Gross profit	142,785	43,769	6,409	-		192,963

Selling, general and administrative expenses	84,757	16,424	2,694	21,689	(A)	125,564

Operating income	58,028	27,345	3,715	(21,689)		67,399

Other (expense) income:

				(10,224	)(B)
				(438	)(C)
Interest expense	(6,997)	(20)	-	(2,500	)(D)	(20,179)
Interest and other income, net	2,823	2,368	-	-		5,191
	(4,174)	2,348	-	(13,162)		(14,988)

Income (loss) before income taxes	53,854	29,693	3,715	(34,851)		52,411
Income tax provision (benefit)	19,088	565	-	(537	)(E)	19,116
Net income (loss)	$34,766	$29,128	$3,715	$(34,314)		$33,295

Net income per common share	$1.19					$0.97
Diluted net income per common share	$1.18					$0.96

Weighted average shares outstanding:
Basic	29,110			5,122	(F)	34,232
Diluted	29,581			5,122	(F)	34,703

See the accompanying notes to the Pro Forma Condensed Combined Financial Statements

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ACETO CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Income

For The Three Months Ended September 30, 2016

(In thousands, except per share amounts)

	Aceto for the three months ended September 30, 2016 Historical	Citron for the three months ended September 30, 2016 Historical	Lucid for the three months ended September 30, 2016 Historical	Pro Forma Adjustments		Pro Forma Combined

Net sales	$128,018	$34,035	$17,276	$-		$179,329
Cost of sales	97,179	21,692	15,028	-		133,899
Gross profit	30,839	12,343	2,248	-		45,430

Selling, general and administrative expenses	22,074	4,024	722	5,335	(A)	32,155

Operating income	8,765	8,319	1,526	(5,335)		13,275

Other (expense) income:
				(2,556	)(B)
				(116	)(C)
Interest expense	(2,233)	(177)	-	(625	)(D)	(5,707)
Interest and other income, net	248	173	-	-		421
	(1,985)	(4)	-	(3,297)		(5,286)

Income (loss) before income taxes	6,780	8,315	1,526	(8,632)		7,989
Income tax provision	2,395	184	-	450	(E)	3,029
Net income (loss)	$4,385	$8,131	$1,526	$(9,082)		$4,960

Net income per common share	$0.15					$0.14
Diluted net income per common share	$0.15					$0.14

Weighted average shares outstanding:
Basic	29,518			5,122	(F)	34,640
Diluted	29,840			5,122	(F)	34,962

See the accompanying notes to the Pro Forma Condensed Combined Financial Statements

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ACETO CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands, except per share amounts)

1.	Background and Basis of Pro Forma Presentation

On December 21, 2016, wholly owned subsidiaries of Rising Pharmaceuticals, Inc. (“Rising”), a wholly owned subsidiary of Aceto Corporation (“Aceto”), completed the acquisition of certain generic products and related assets of entities formerly known as Citron Pharma LLC (“Citron”) and its affiliate Lucid Pharma LLC (“Lucid”). Citron is a privately-held New Jersey-based pharmaceutical company focused on developing and marketing generic pharmaceutical products in partnership with leading generic pharmaceutical manufacturers based in India and the United States. Lucid is a privately-held New Jersey-based generic pharmaceutical distributor specializing in providing cost-effective products to various agencies of the U.S. Federal Government including the Veterans Administration and the Defense Logistics Agency. Lucid services 18 national contracts with the Federal Government, nearly all of which have 5-year terms.

The unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of Aceto, Citron and Lucid.

Our acquisition has been accounted for in conformity with ASC 805 and uses the fair value concepts defined in Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 805 requires, among other things, that assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in ASC 820-10. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available.

2.	Purchase Price Allocation

The product acquisition is accounted for using the acquisition method of accounting. At closing, Aceto paid the sellers $270,000 in cash, committed to make a $50,000 unsecured deferred payment that will bear interest at a rate of 5% per annum to the sellers on December 21, 2021 and agreed to issue 5,122 shares of Aceto common stock beginning on December 21, 2019. The preliminary fair value of the future issuance of these shares was determined to be $90,400 at the time of the product acquisition after taking into effect that the shares won’t be issued until the third and fourth anniversary of the closing and the present value calculation of dividends. The product purchase agreement also provides the sellers with a 5-year potential earn-out of up to an additional $50,000 in cash, based on the financial performance of four pre-specified pipeline products that are currently in development. As of December 21, 2016, the Company accrued $2,430 related to this contingent consideration.

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The product acquisition was accounted for using the purchase method of accounting. The following table summarizes the allocation of the preliminary purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of December 21, 2016:

Trade receivables	$79,286
Inventory	38,995
Prepaid expenses and other current assets	1,426
Goodwill	173,583
Intangible assets	224,850
Total assets acquired	518,140

Accounts payable	46,840
Accrued expenses	58,470
Deferred payment	50,000
Contingent consideration	2,430

Net assets acquired	$360,400

The purchase price allocation is still preliminary and subject to change throughout the remainder of the measurement period based on the finalization of the detailed valuations and working capital adjustments.

3.	Pro Forma Financial Statement Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial statements:

A.	Adjustment to record the amortization expense related to the amortizable intangible assets acquired, which is computed by the straight-line method over their estimated useful lives. The preliminary purchase price was allocated to intangible assets as follows: approximately $135,700 of product rights, amortizable over a period of approximately ten years; approximately $88,800 of customer relationships, amortizable over approximately eleven years; and approximately $350 of trademarks, amortizable over a period of approximately six months.

B.	To reflect an increase in interest expense associated with bank borrowings to fund the acquisition as well as amortization of $5,407 of deferred financing costs. On December 21, 2016, we borrowed $115,000 of Revolving Loans and a Term Loan of $150,000.

C.	To reflect interest expense associated with the discount of the contingent consideration, which is being accreted through interest expense.

D.	To reflect interest expense associated with the $50,000 unsecured deferred payment due to the sellers.

E.	Adjustment to record an income tax provision for Citron and Lucid and pro forma adjustments using a 37.25% tax rate. Prior to the product acquisition, Citron and Lucid were limited liability companies and were not taxed at the corporation level.

F.	To reflect 5,122 shares of Aceto common stock to be issued to the sellers beginning on December 21, 2019.

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The pro forma adjustments included in the pro forma condensed combined income statements do not give effect to the impact on gross profit of the adjustment to increase inventory by approximately $4,502 to its estimated fair value and the impact of non-recurring acquisition-related transaction costs of approximately $9,009.

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